Exhibit 10.1

JASON J. HANDEL GROUP VICE PRESIDENT, CONTAINERBOARD AND RECYCLING	6420 POPLAR AVE MEMPHIS TN 38197 T [***] F [***] [***]

Via Email

October 27, 2025

Donald Devlin

Sylvamo North America

6077 Primacy Pkwy

Memphis, TN 38119

Email: [***]

Dear Don:

Sylvamo North America, LLC and International Paper Company are parties to a Supply and Offtake Agreement dated as of September 30, 2021 (“Agreement”) relating to the operations of paper machine number 16 and related sheeting equipment at International Paper’s mill in Selma, Alabama (the “Mill”). Unless defined differently herein, capitalized terms used in this letter have the meanings ascribed to them in the Agreement.

Sylvamo and IP have conferred and agreed to terms outlined in this letter (“Letter Agreement”). These terms included amendments to the Agreement, agreements regarding the payments to be made for Products sold, and agreements regarding termination of the Agreement. To that end, Sylvamo and IP agree as follows:

Effective Date

1.	IP and Sylvamo agree that the agreements set forth in this Letter Agreement shall be effective as of October 1, 2025

Incremental Price Increase

2.	The Parties hereby agree to the following adjustments in accordance with §4(a)(ii) of the Agreement:

The Parties agree that if IP’s production of A1 Scalehouse paper meets the thresholds set forth below, Sylvamo will pay the corresponding price increase on finished products or sheeted products Sylvamo purchases from IP.

A1 tons volume	Incremental Price Increase
At least [***]k / mo.	$[***]
At least [***]k / mo.	$[***]
At least [***]k / mo.	$[***]
At least [***]k / mo.	$[***]
At least [***]k / mo.	$[***]
At least [***]k / mo.	$[***]

IP to invoice Sylvamo the incremental increase for all A-1 tons sold to Sylvamo beginning October 1, 2025, through April 30, 2026. This increase will be added to the invoice IP sends to Sylvamo in accordance with §4(b)(i) of the Agreement (“other charges and adjustments”) and the increase will be identified on the invoice as RD 2025 Adjustment.

For example,

If Riverdale produces [***] tons off 16PM winder, and Sylvamo purchases [***] tons of sheeted product, then Sylvamo would pay a price increase of $[***]/ton on the [***] tons of sheeted product.

3.	The calculations in Section 2 will exclude any tons of Product produced by IP as a result of the Supply Agreement relating to rolls produced by Sylvamo at Eastover and processed by IP at Riverdale.

4.

Agreement § 4.a. calls for the parties to confer to set the components of Mill Cash Cost for the next calendar year. Given the agreement memorialized herein, IP and Sylvamo agree that this is not necessary for 2026.

Incremental Reduction: Brazil Agreement Input

5.

Contemporaneous with this Letter Agreement, IP and Sylvamo (and/or their subsidiaries) are executing a First Amendment to Brazil Agreement. That First Amendment contemplates that the incremental pricing benefit to IP memorialized in Sections 2 and 3 of this Letter Agreement will be totaled and incorporated into the calculation of the Brazil Payment as defined in the Brazil Agreement.

Sheeting Assets

6.	Agreement Section 6(b) is deleted and replaced by the following language:

(b)

When uncoated freesheet ceases to be produced the Mill, Sylvamo shall acquire all Sheeting Asset at the Mill for a purchase price equal to $1.00. Ownership and title to the Sheeting Asset purchased by Sylvamo shall pass to Sylvamo upon removal and payment in full. All costs associated with the removal, relocation or storage of any purchased Sheeting Assets shall be borne by Sylvamo. Any contractors hired by Sylvamo to remove any of the Sheeting Assets located at the Mill shall be subject to IP’s prior written approval, and all such contractors shall be required to comply with IP’s Contractor Rules & Regulations and will be required to provide evidence of insurance reasonably protective of IP. Sylvamo shall be invoiced for any IP mill resources, equipment or personnel needed to support equipment removal from the Mill, subject to an initial cap of $75,000, and any costs above such amount IP and Sylvamo shall confer and reasonably agree upon before charged to Sylvamo. Sylvamo shall bear the cost of any damage done to IP facilities (beyond normal wear and tear) in the removal of the Sheeting Assets. The Parties will reasonably cooperate in order to plan a cost effective process and timing of the disposition of Sheeting Assets and Sylvamo shall identify disposition of Sheeting Assets by February 28, 2026 and remove those Sheeting Assets it identifies from the Mill as follows:

Sheeters 1/2: Removed no later than May 7, 2026

Sheeters 3/4:  Removed no later than August 31, 2026

IP will dispose of remaining Sheeting Assets in accordance with Sylvamo’s direction. Equipment not removed by the dates specified above shall be removed and stored or disposed of at IP’s discretion. For the avoidance of doubt, if Sylvamo terminates this Agreement prior to April 30, 2026, Sylvamo shall have no right to acquire the Sheeting Assets.

Termination

7.

Agreement Section 7(a)(ii) provides that IP may terminate the Agreement upon at least 180 days’ prior written notice to Sylvamo. IP and Sylvamo agree that the Agreement, as amended by this Letter Agreement, shall remain in effect through and be terminated as of May 30, 2026 or when the sheeting contemplated herein is completed, whichever is later, unless extended by the parties in writing. IP and Sylvamo agree that IP shall not provide any earlier notice of termination pursuant to Agreement Section 7(a)(ii). IP and Sylvamo agree that IP shall not cease paper production prior to April 30, 2026, and shall continue sheeting operations on sheeters remaining at the Mill until the paper produced pursuant to the Agreement has been processed.

If Sylvamo is in agreement with the terms set forth above, please countersign below.

Respectfully,

/s/ Jason J. Handel
Jason J. Handel
Group Vice President
Containerboard and Recycling

Agreed to by Sylvamo North America, LLC

/s/ Don Devlin
Name Don Devlin
Title SVP, Chief Financial Officer
Date:	10/27/2025

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